Exhibit 10.2

TAX MATTERS AGREEMENT

This Tax Matters Agreement (this “Agreement”) is entered into as of April 29, 2011 between CVS Caremark Corporation, a Delaware corporation (“Parent”), Universal American Corp., a New York corporation (“Company”) and Universal American Corp., a newly-formed Subsidiary of the Company formerly known as Ulysses Spin Corp., a Delaware corporation (“Newco”, and together with Parent and Company, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation Agreement, dated as of December 30, 2010, by and between Company and Newco (the “Separation Agreement”).

RECITALS

WHEREAS, Company is the common parent corporation of an affiliated group of corporations (the “Company Consolidated Group”) within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that has filed consolidated federal income tax returns;

WHEREAS, Newco is a Subsidiary of Company;

WHEREAS, pursuant to the Separation Agreement, among other things, Company, or one of its subsidiaries, will transfer to one or more subsidiaries of Newco (such subsidiaries, “Newco Sub”) all of the Newco Assets and stock of each of the Newco Transferred Entities and, in exchange, Newco Sub will transfer to Company and/or one or more of its Subsidiaries, shares of Newco Common Stock, and Newco Preferred Stock and cash, if applicable;

WHEREAS, on the Closing Date and pursuant to the terms of the Separation Agreement and the Agreement and Plan of Merger, dated as of December 30, 2010, by and between Parent, Merger Sub, and Company (the “Merger Agreement”) and subject to conditions set forth therein, Merger Sub will merge with and into Company, with Company surviving (the “Merger”) and shareholders of Company will receive, in exchange for their Company shares, cash and Newco Common Stock;

WHEREAS, the tax year of the Company Consolidated Group will end on the Closing Date and Company will become a member of the affiliated group (within the meaning of Section 1504(a) of  the Code) that files consolidated tax returns of which Parent is the common parent (the “Parent Group”); and

WHEREAS, in contemplation of the Merger, the parties desire to enter into this Agreement (a) to provide for the allocation between them of the liabilities for Taxes arising prior to, as a result of, and subsequent to the Closing Date and (b) to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1             As used in this Agreement, the following terms shall have the following meanings:

“2010 Consolidated Tax Return” means the U.S. federal income Tax Return for the Company Consolidated Group for the taxable year ending on December 31, 2010.

“Aberration” shall have the meaning set forth in Section 2.1(a)(iii)(2).

“Actually Received” has the following meaning:  a Tax Benefit shall be treated as Actually Received by any Person from a Tax Item in a Taxable Period only if and to the extent that (i) a cash payment is received from the appropriate Governmental Authority in respect of such Tax Item or (ii) the Tax liability of the Group or Group Member, as the case may be, for such Taxable Period, after taking into account the effect of the Tax Item on the Tax liability of such Group or Group Member in the current Taxable Period is less than it would have been if such Tax liability were determined without regard to such Tax Item (but taking into account all other Tax Items of such Group or Group Member other than Tax Items relating to carrybacks from later Taxable Periods), but, in each of clause (i) and (ii) of this definition, taking account the computational principles set forth in Section 2.3(d)(iii)(Closing Period Carryback Refund and Closing Period Carryforward Payment Computational Principles).

“Affiliate” shall have the meaning set forth in the Merger Agreement.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Applicable Rate” means the Prime Rate plus 2% per annum.

“Average Trading Value” shall have the meaning set forth in Section 2.1(a)(iii)(2).

“Business Day” shall have the meaning set forth in the Merger Agreement.

“Closing Date” shall have the meaning set forth in the Merger Agreement.

“Closing Date Consolidated Tax Return” means the U.S. federal consolidated income Tax Return for the Company Consolidated Group for the taxable year ending on the Closing Date.

“Closing Date Value of Newco” shall have the meaning set forth in Section 2.1(a)(iii).

“Closing of the Books Method” means the apportionment of items between portions of a Taxable Period based on a closing of the books and records (or hypothetical closing of the books and records) on the Closing Date as if the Closing Date were the end of the Taxable Period; provided, that any Tax Items not susceptible to such apportionment (such as real property or personal property Taxes imposed on a period basis) shall be apportioned on the basis of elapsed days during the relevant portion of the Taxable Period.

“Closing Period Carryback Refund” means any Refund attributable to Merger and Restructuring Tax Benefits determined in accordance with Section 2.3(d)(iii) (Closing Period Carryback Refund and Closing Period Carryforward Payment Computational Principles) hereof.

“Closing Period Carryback Refund Payment” means a payment required to be made to Newco with respect to a Closing Period Carryback Refund pursuant to Section 2.3(d)(ii) hereof.

“Closing Period Carryforward Payment” has the meaning set forth in Section 2.3(d)(ii) hereof.

“Closing Period Indemnity Amount” shall have the meaning set forth in Section 2.3(d)(ii) hereof.

“Code” shall have the meaning set forth in the recitals.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Consolidated Group” shall have the meaning set forth in the Recitals.

“Company Consolidated Group Tax Return” means the U.S. federal consolidated income Tax Return for the Company Consolidated Group for any Taxable Period ending on or before the Closing Date, and shall include, for the avoidance of doubt, the 2010 Consolidated Tax Return and the Closing Date Consolidated Tax Return.

“Company Filed Tax Return” shall have the meaning set forth in Section 2.1(b).

“Company Indebtedness” shall have the meaning set forth in the Merger Agreement.

“Company Options” shall have the meaning set forth in the Merger Agreement.

“Company Tax Packages” means, collectively, all Tax Packages for a particular taxable period (or portion thereof) with respect to the Medicare Part D Business.  A “Company Tax Package” means a Tax Package with respect to a part of the Medicare Part D Business.

“Current Practices” means the current practices, tax accounting methods, and positions used by the members of the Company Consolidated Group in connection with any and all

Tax matters, including the preparation of Tax Packages and the preparation of and filing of Tax Returns, revised as appropriate to take into account (i) changes in the applicable Tax law after the Closing Date, (ii) good faith resolutions of Tax Contests after the Closing Date, and (iii) methods or positions adopted in the preparation of Tax Returns previously filed (after the Closing Date) in accordance with this Agreement.

“Deloitte” means “Deloitte LLP,” “Ernst & Young LLP” or a nationally-recognized accounting firm of similar standing mutually acceptable to the Parties.

“Deviation” shall have the meaning set forth in 2.1(a)(i).

“Disagreement” shall have the meaning set forth in Section 8.1.

“Dispute” shall have the meaning set forth in Section 2.1(a)(i).

“Final Determination” means any final determination of liability in respect of Taxes that, under applicable Tax law, is no longer subject to further appeal, review or modification through proceedings or otherwise (including the expiration of the statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations). For example, a Final Determination shall include a settlement, compromise, or other agreement with the relevant Governmental Authority, whether contained in an IRS Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the relevant Governmental Authority, an agreement contained in IRS Form 870-AD or other comparable form, and an agreement that constitutes a “determination” under Section 1313(a)(4) of the Code.

“First Trading Date” shall have the meaning set forth in Section 2.1(a)(iii)(1).

“First Trading Date Value” shall have the meaning set forth in Section 2.1(a)(iii)(1).

“First Party” shall have the meaning set forth in Section 2.3(d).

“Governmental Authority” shall have the meaning set forth in the Merger Agreement.

“Group” shall have the meaning set forth in the Separation Agreement.

“Group Member” shall mean any Person that is a member of a Group.

“Holdback Account” shall have the meaning set forth in Section 3.2. The amounts in the Holdback Account shall be invested as directed by Newco in only: (i) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof with a maturity of one (1) year or less; (ii) commercial paper at the time of investment and any renewal rated A-1 or higher by Standard & Poor’s Corporation or Prime-1 or higher by Moody’s Investor’s Service, Inc.; (iii) certificates of deposit (with a maturity of one (1) year or less) of or accounts with national banks, holding companies of national banks or corporations endowed with trust powers having, in any case, capital and surplus in excess of Five Hundred Million United States Dollars ($500,000,000) at the time of investment; (iv) money market funds all of whose funds are invested in any of the foregoing; or (v) any other investments mutually agreed by the Parties.

“Holdback Amount” means, as of any date on which a  Closing Period Carryback Refund Payment or a Closing Period Carryforward Payment is payable pursuant to Section 3.2(b)(i) the excess, if any, of (x) the Holdback Target at such point over (y) the sum of (A)  the cumulative amount of cash previously added to the Holdback Account and (B) the Anticipated Remaining Closing Period Carryforward Payments at such time.   For purposes of this definition and the definition of Holdback Target, “Anticipated Remaining Closing Period Carryforward Payments” as of any date  means the payments that remain to be made with respect to any Remaining Merger and Restructuring Tax Losses (without taking into account any reduction for any Holdback Amount for any period) that have not previously been taken into account pursuant to Section 2.3(d)(iii) assuming full utilization of such Tax Items at the maximum applicable rate of Tax pursuant to Section 11 of the Code.

“Holdback Target” means as of any date on which a Closing Period Carryback Refund Payment or a Closing Period Carryforward Payment would otherwise be payable pursuant to Section 3.2(b)(i) (without taking into account any reduction for any Holdback Amount for any period), an amount equal to (x) twenty percent (20%) multiplied by (y) the sum of (I) all Closing Period Carryback Refunds and Closing Period Carryforward Payments paid to Newco on or prior to such date or added to the Holdback Amount plus (II) all Anticipated Closing Period Carryforward Payments as of such date (without taking into account any reduction for any Holdback Amount for any period).  If Newco exercises its option pursuant to section 2.3(a)(iii)(3), the Holdback Target shall equal the sum of the amount that Holdback Target would have been had Newco not exercised such option and one hundred percent (100%) of the amount, if any, by which the amount described in clause (y) of this definition is increased by reason of such election.

“Holdco Items” means all Tax Items of or arising at the level of Company and UAC Holdings, other than the Part D Holdco Items.

“Interest Netting Rules” means Section 6621(d) of the Code and any similar provision of state, local or foreign Law.

“IRS” means the U.S. Internal Revenue Service.

“Jointly Filed Tax Return” shall have the meaning set forth in Section 2.1(c).

“Liabilities” shall have the meaning set forth in the Separation Agreement.

“Medicare Part D Business” shall have the meaning set forth in the Merger Agreement.

“Member Health” means Member Health, LLC, a wholly-owned LLC disregarded as an entity separate from Company for U.S. federal income tax purposes.

“Merger and Restructuring Tax Benefits” means the Tax Benefits generated with respect to the Merger and Restructuring Tax Items.

“Merger and Restructuring Losses” shall have the meaning set forth in Section 2.3(d)(iii)(1).

“Merger and Restructuring Taxes” means Taxes imposed in connection with the Merger and Restructuring Tax Items.

“Merger and Restructuring Tax Items” means any Tax Items realized by any member of the Company Consolidated Group, Part D Group or Newco Group resulting from, or arising in connection with (i) the Restructuring (including any Tax Items arising from a Section 338(h)(10) Election with respect to any Transferred Subsidiary), (ii) the distribution of the Newco Common Stock in the Merger, (iii) any payment or similar amount (including any payment of employment Taxes) in respect of the cancellation, vesting or other similar event of the Company Options, Performance Shares or Restricted Shares on the Closing Date that reduces the Per Share Merger Consideration pursuant to the Merger Agreement, (iv) any fees, expenses, and interest (including amounts treated as interest for income Tax purposes and any breakage fees and accelerated deferred financing fees or debt prepayment fees or capitalized debt costs) incurred by Company or any of its Subsidiaries with respect to the payment of any Company Indebtedness on the Closing Date, to extent such amounts reduce the Per Share Merger Consideration pursuant to the Merger Agreement, (v) any sale bonuses, stay bonuses, change of control payments, severance payments, retention payments, or other similar payments (and related employment Taxes) made by Company or any of its Subsidiaries on or prior to the Closing Date (or otherwise incurred in connection with the transactions contemplated in the Separation Agreement, Merger Agreement or any Split-Off Agreement) that reduces the Per Share Merger Consideration pursuant to the Merger Agreement, (vi) without duplication, Transaction Expenses borne by Company and Newco (and not Parent pursuant to Section 5.13(b)) of the Merger Agreement and Section 2.03(a)(vi) and Section 2.03(a)(vii) of the Separation Agreement, and (vii) Transfer Taxes payable by Newco in accordance with the provisions of this Agreement to the extent such Transfer Taxes are deductible for U.S. federal income tax purposes.

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Merger Agreement.

“MLTN Opinion” means a legal opinion of Paul, Weiss in form and substance reasonably satisfactory to Parent that, for U.S. federal income tax purposes, as a result of the Restructuring and the Section 338(h)(10) election with respect to the Transferred Subsidiaries, it is “more likely than not” that the Company Consolidated Group (A) will be entitled to deduct in the taxable year of the Company Consolidated Group ending on the Closing Date losses (if any)  recognized with respect to the assets of the Transferred Subsidiaries with respect to which the Section 338(h)(10) elections are made for U.S. federal income tax purposes  and (B) will be entitled to carry back losses (if any) in the taxable year of the Company Consolidated Group ending on the Closing Date to the Company Consolidated Group’s U.S. federal income tax returns for the years ended December 31, 2010, December 31, 2009 and, to the extent applicable, December 31, 2008.  For the avoidance of doubt, the MLTN Opinion shall not be required to explicitly address any legal conclusions other than the issues expressly set forth in clauses (A) and (B) hereof, however the MLTN Opinion will not expressly assume, or expressly exclude from the scope of the opinion, any legal conclusion necessary to reach the conclusions set forth in clauses (A) and (B).  The Parties acknowledge and agree that, the MLTN Opinion will not be a “covered opinion” as that term is defined in IRS Circular 230 (and will bear an appropriate legend to that effect); however, the MLTN Opinion shall otherwise comply with requirements set forth in the first sentence of this definition.

“Newco” shall have the meaning set forth in the preamble to this Agreement.

“Newco Assets” shall have the meaning set forth in the Separation Agreement.

“Newco Business” shall have the meaning set forth in the Separation Agreement.

“Newco Common Stock” shall have the meaning set forth in the Separation Agreement.

“Newco Filed Tax Return” shall have the meaning set forth in Section 2.1(d).

“Newco Group” shall have the meaning set forth in the Separation Agreement.

“Newco Indemnitees” shall have the meaning set forth in Section 4.1(a).

“Newco Preferred Stock” means any preferred stock of Newco issued as set forth in the Separation Agreement.

“Newco Sub” shall have the meaning set forth in the Recitals.

“Newco Tax Packages” means, collectively, all Tax Packages for a particular taxable period (or portion thereof) with respect to the Newco Business.  A “Newco Tax Package” means a Tax Package with respect to a part of the Newco Business.

“Newco Taxes” shall have the meaning set forth in Section 2.3(b).

“Newco Transferred Entities” shall have the meaning set forth in the Separation Agreement.

“Novation Agreement” shall have the meaning set forth in the Merger Agreement.

“Parent” shall have the meaning set forth in the preamble.

“Parent Group” shall have the meaning set forth in the Recitals.

“Part D Group” shall have the meaning set forth in the Separation Agreement.

“Part D Group Indemnitees” shall have the meaning set forth in Section 4.1(b).

“Part D Group Taxes” shall have the meaning set forth in Section 2.3(a).

“Part D Holdco Items” shall mean, without duplication, (I) Tax Items of Member Health attributable to the Part D Business, (II) Tax Items attributable to expenses that Penn Life and Member Health actually paid or funded, directly or indirectly, for such Taxable Period in a manner consistent with the “closed system” approach required pursuant to Section 2.05(b) of the Separation Agreement, (III) Tax Items attributable to Pre-Closing Allocated Expenses for which Company is responsible pursuant to Section 2.05(c) of the Separation Agreement, and (IV) any Tax Items realized by any member of the Company Consolidated Group, Part D Group or Newco Group resulting from, or arising in connection with (A) any fees, expenses, and interest (including amounts treated as interest for income Tax purposes and any breakage fees and accelerated deferred financing fees or debt prepayment fees or capitalized debt costs) incurred by Company or any of its Subsidiaries with respect to the payment of any Company Indebtedness on the Closing Date, to extent such amounts do not reduce the Per Share Merger Consideration pursuant to the Merger Agreement and are actually borne economically by Parent, (B) any sale bonuses, stay bonuses, change of control payments, severance payments, retention payments, or other similar payments (and related employment Taxes) made by Company or any of its Subsidiaries on or prior to the Closing Date (or otherwise incurred in connection with the transactions contemplated in the Separation Agreement, Merger Agreement or any Split-Off Agreement) that does not reduce the Per Share Merger Consideration pursuant to the Merger Agreement and are actually borne economically by Parent, (C) without duplication, Transaction Expenses borne by Parent (and not Company or Newco) pursuant to the Merger Agreement and Section 2.03(b)(iv) and Section 2.03(b)(v) of the Separation Agreement, and (D) Transfer Taxes payable by Parent in accordance with the provisions of this Agreement to the extent such Transfer Taxes are deductible for U.S. federal income tax purposes.

“Part D Operating Losses” shall have the meaning set fort in Section 2.3(d)(iii)(1).

“Parties” shall have the meaning set forth in the preamble to this Agreement.

“Paul, Weiss” means “Paul, Weiss, Rifkind, Wharton & Garrison LLP” or a nationally-recognized law firm of similar standing.

“Payment Period” shall have the meaning set forth in Section 4.3(b).

“Per Share Merger Consideration” shall have the meaning set forth in the Merger Agreement.

“Performance Share” shall have the meaning set forth in the Merger Agreement.

“Person” shall have the meaning set forth in the Merger Agreement.

“Pre-Closing Allocated Expenses” shall have the meaning set forth in the Separation Agreement.

“Pre-Closing Period” means any taxable year or other Taxable Period that ends on or before the Closing Date and, in the case of any taxable year or other Taxable Period that begins before and ends after the Closing Date, that portion of the taxable year or other Taxable Period through the close of the Closing Date.

“Prime Rate” means the rate of interest announced by The Wall Street Journal from time to time as the “prime rate,” “prime lending rate,” “base rate” or similar reference rate.  In the event the Prime Rate is discontinued as a standard, Parties shall designate a comparable reference rate as a substitute therefor.

“Private Letter Ruling” means a private letter ruling issued by the IRS, in form and substance reasonably satisfactory to Parent (including with respect to the representations and assumptions contained therein),  that explicitly rules on each of the following legal issues: (w) the transfers of the stock of the Newco Transferred Entities in the Restructuring qualify as “qualified stock purchases” within the meaning of Section 338(d)(3) of the Code; (x) Company and Newco Sub will be eligible to make the election under Section 338(h)(10) of the Code in respect of the stock of the Transferred Subsidiaries; (y) the Company Consolidated Group will be entitled to deduct in the taxable year of the Company Consolidated Group ending on the Closing Date losses recognized (if any) with respect to the assets of the Transferred Subsidiaries under Treasury Regulation Section 1.1502-13(c) and 1.1502-13(d) (as applicable), Section 267(f)(2)(B) of the Code, and Treasury Regulation 1.267(f)-1(c); and (z) the Company Consolidated Group will be entitled to carry back losses (if any) in the taxable year of the Company Consolidated Group ending on the Closing Date to the Company consolidated group’s U.S. federal income tax returns for the years ended December 31, 2010, December 31, 2009 and, to the extent applicable, December 31, 2008.

“Refund” means, with respect to any Person, any refund of Taxes including any reduction of Tax liabilities by means of a credit, offset or otherwise (and including, for purposes of Section 2.3(d)(ii), any reduction in Taxes Actually Received by Parent and its Affiliates), but excluding any interest payable by the appropriate taxing authority.

“Remaining Merger and Restructuring Losses” shall have the meaning set forth in Section 2.3(d)(iii)(2).

“Resolution” shall have the meaning set forth in Section 5.6.

“Restricted Share” has the meaning set forth in the Merger Agreement.

“Restructuring” means the transactions set forth in Section 2.01(a)(i) through 2.01(a)(viii), and Section 2.01(b) of the Separation Agreement.

“Ruling Request” shall have the meaning set forth in Section 3.3.

“Second Party” shall have the meaning set forth in Section 2.3(d).

“Section 338(h)(10) Elections” shall have the meaning set forth in Section 3.2.

“Separation Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Should Opinion” means a legal opinion from Paul, Weiss, in form and substance reasonably satisfactory to Parent, that concludes, for U.S. federal income tax purposes, that each relevant legal issue with respect to the conclusions described in clauses (w), (x) and (y) of the definition of “Private Letter Ruling”  on which the IRS has not explicitly ruled in the Private Letter Ruling, including any legal conclusions that are expressly assumed but not explicitly ruled on (in representations or otherwise) in the Private Letter Ruling but excluding (x) the application of Section 7701(o) (and the common law economic substance doctrine) and (y) the application of Section 269 of the Code, however the Should Opinion will not expressly assume, or expressly exclude from the scope of the opinion, any legal conclusion necessary to reach the conclusions set forth in clauses (w), (x), and (y).  The Parties acknowledge and agree that the Should Opinion will not be a “covered opinion” as that term is defined in IRS Circular 230 (and will bear an appropriate legend to that effect); however, the Should Opinion shall otherwise comply with requirements set forth in the first sentence of this definition.

“Split-Off Agreement” shall have the meaning set forth in the Separation Agreement.

“Subsidiary” shall have the meaning set forth in the Merger Agreement.

“Taxes” means all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or foreign Governmental Authority, including income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security, unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties, charges or additions attributable thereto.

“Tax Advisor” shall have the meaning set forth in Section 2.1(a)(i).

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been used during a Taxable Period, and that could reduce a Tax in another Taxable Period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, research and experimentation credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit, but does not include the tax basis of an asset.

“Tax Basis Study” means a report of gross asset basis and gross liabilities of the Transferred Subsidiaries delivered by Deloitte, that is reasonably satisfactory to Parent. Newco and Company shall (and shall cause their Affiliates to) cause representatives of Parent to have reasonable access to discuss the Tax Basis Study with the appropriate representatives from Deloitte, as well as reasonable access to the work papers and other information used to prepare the Tax Basis Study.

“Tax Benefit” means a decrease in the Tax liability of any Group Member for any Taxable Period, including any Refund.

 “Tax Contest” shall have the meaning set forth in Section 5.1.

“Tax Detriment” means an increase in the Tax liability of any Group Member for any Taxable Period or a decrease in a Tax Asset of any Group Member.

“Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Notice” has the meaning set forth in Section 2.2.

“Tax Package” means all of the information necessary to prepare a Tax Return for a particular Taxable Period (or portion thereof) with respect to an activity or operation conducted by Company or any direct or indirect Subsidiary of Company, including statutory or other financial statements, underlying Tax workpapers, and the information set forth on Schedule I hereof.

“Taxable Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax law; provided that any Tax period used solely for purposes of estimated Tax payments shall not be considered a “Taxable Period” for purposes of this agreement.

“Tax Sharing Agreement” has the meaning set forth in Section 2.3(g).

“Tax Records” means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests and any other books of account or records (including any such books and records in electronic format), including any such items required to be maintained under the Code or other applicable Tax laws or under any record retention agreement with any Governmental Authority.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Governmental Authority or any bill for or notice related to ad valorem or other similar Taxes received from a Governmental Authority, in each case, in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Tax Treatment” shall have the meaning set forth in Section 3.1.

“Transfer Taxes” means all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes.

“Transferred Subsidiaries” means the Newco Transferred Entities and each Subsidiary of a Newco Transferred Entity that is treated as a corporation for U.S. federal income tax purposes and is included in the Company Consolidated Group.

“Treasury Regulations” means the regulations promulgated under the Code, including temporary regulations.

ARTICLE II

TAX RETURNS AND TAX PAYMENTS

Section 2.1             OBLIGATIONS TO FILE TAX RETURNS.

(a)          Preparation and Filing of the 2010 Consolidated Tax Return and Closing Date Consolidated Tax Return.

(i)            Subject to Section 2.1(e), Newco shall have the primary responsibility for preparing the 2010 Consolidated Tax Return and the Closing Date Consolidated Tax Return (including requests for extensions thereof).  Newco shall prepare such Tax Returns in a manner consistent with Current Practices and this Agreement, and shall report on such Tax Returns the information and positions contained in the Tax Packages except to the extent Newco determines that a deviation is appropriate as a result of (i) consolidating the various Tax Packages or (ii) information or a position contained in a Company Tax Package being inconsistent with information or a position contained in a Newco Tax Package or this Agreement (a “Deviation”); provided that, (x) subject to the next succeeding proviso, the financial information used by Newco in the preparation of each such Tax Return shall be based on information prepared in accordance with either (A) United States generally accepted accounting principles applied on a consistent basis or (B) statutory principles, as applicable and (y) neither Newco nor the Company shall take any position or include any information with respect to any Tax Item on any 2010 Consolidated Tax Return if taking such position or including such information would result in Company being required to establish or increase a FIN 48 reserve that would, taken together with all other FIN 48 reserves established or increased pursuant to this Section 2.1(a)(i), Section 2.3(e), Section 2.4(a), and Section 8.18 of the Merger Agreement, be in excess of seven million five hundred thousand dollars ($7,500,000); provided, further,  that Newco and the Company shall file Tax Returns in a manner consistent with the Tax Basis Study and either (I) the MLTN Opinion or (II) the Private Letter Ruling and the Should Opinion, as applicable, and, if the Tax Returns are filed in a manner consistent with the MLTN Opinion pursuant to clause (I), the Tax Returns shall, at the Company’s request, contain adequate factual disclosure of the Restructuring, Separation and Section 338(h)(10) elections for purposes of Section 6662(d)(2)(B)(ii)(I) of the Code.  Newco shall deliver to Company for its review a final draft of the 2010 Consolidated Tax Return (but only to the extent that such Tax Return is not filed before the Closing Date) and a final draft of the Closing Date Consolidated Tax Return, at least thirty (30) days, in the case of the 2010 Consolidated Tax Return, and forty-five (45) days, in the case of the Closing Date Consolidated Tax Return, as applicable, prior to the date (with extensions) such Tax Return is required to be filed.  If Company believes that either the 2010 Consolidated Tax Return or Closing Tax Consolidated Tax Return, as applicable, is inconsistent with the second sentence of this Section 2.1(a)(i) or contains a Deviation with which it disagrees, Company may provide Newco comments to that effect no later than fifteen (15) days, in the case of the 2010 Consolidated Tax Return, or twenty (20) days, in the case of the Closing Date Consolidated Tax Return, after receipt of the draft Tax Return and such comments shall specify which positions in such draft, if any, Company believes are inconsistent with the principles contained in the second sentence of this Section 2.1(a)(i) and with which Deviations it disagrees (“Disputes”).  Disputes that are not promptly resolved shall be resolved by a nationally recognized law or accounting firm, reasonably acceptable to the Parties (the “Tax Advisor”) as promptly as practicable so that Company may timely file (or cause to be filed) the Tax Return subject to the Dispute. The Parties shall not be required to retain the same Tax Advisor with respect to each Dispute or Disagreement.  Company shall timely file (or cause to be timely filed) such Tax Return, as modified to reflect the resolution of any Dispute.  If any Dispute remains unresolved seven (7) days before the due date (with extensions) for filing such Tax Return (regardless of whether the Dispute has been submitted to a Tax Advisor), Newco shall decide how, for purposes of filing such Tax Return, the Tax Items that are the subject of the Dispute will be reported on such Tax Return if the Parties do not agree and no decision has been made by the Tax Advisor prior to the due date of such Tax Return (with extensions), provided that Newco delivers to Company a written opinion of a Tax Advisor, in form and substance reasonably satisfactory to Company, that such Tax Items are more likely than not to be sustained.  Company shall timely file (or cause to be timely filed) such Tax Return, properly reflecting thereon the agreement of the Parties, the position of Newco (pursuant to the preceding sentence, if Newco is able to satisfy the proviso thereof), the position of Company (pursuant to the preceding sentence, if Newco is not able to satisfy the proviso thereof) or the decision of the Tax Advisor, as applicable, on the date such Tax Return is required to be filed (with extensions).  If the Dispute is subsequently resolved by the Parties or by the Tax Advisor in accordance with Section 8.1 in a manner contrary to the 2010 Consolidated Tax Return or the Closing Date Consolidated Tax Return, as applicable, as filed, then, in accordance with the procedures contained in this Section 2.1(a)(i), Newco shall prepare an amended 2010 Consolidated Tax Return or Closing Date Consolidated Tax Return, as applicable, in a manner necessary to effectuate such resolution and Company shall timely file (or cause to be timely filed) such amended Tax Return.  If either Party desires the filing of a request for an extension of time within which to file the Closing Date Consolidated Tax Return, then Newco shall prepare any Tax Return necessary to obtain such extension and Company shall timely file (or cause to be timely filed) such Tax Return.  Newco shall bear 100% of any and all third-party costs and expenses incurred in connection with the preparation of the 2010 Consolidated Tax Return. Company and Newco shall each bear 50% of any and all third-party costs and expenses incurred in connection with the preparation of the Closing Date Consolidated Tax Return (except for any such costs and expenses in connection with the Merger and Restructuring Tax Items, which shall be borne solely by Newco).

(ii)           Subject to the terms and conditions of the Transition Services Agreement, Newco shall have the primary responsibility for preparing the Company Tax Packages with respect to the 2010 Consolidated Tax Return and Closing Date Consolidated Tax Return. Company shall pay Newco all reasonable and documented internal and external costs that Newco incurs in connection with preparing the Company Tax Packages pursuant to the preceding sentence, consistent with the terms of the Transition Services Agreement. Company shall use reasonable best efforts to cooperate with Newco in the preparation of such Company Tax Packages and provide Newco personnel with access to Tax Records and Company personnel necessary to prepare the Company Tax Packages (to the extent such information is not already in Newco’s possession). Company shall also provide Newco, in the case of the Closing Date Consolidated Tax Return, no later than the earlier of (x) ninety (90) says following the Closing Date and (y) sixty (60) days before the due date of the Closing Date Consolidated Tax Return (with extensions) with statutory or other financial statements that Company actually prepares for all or an part of calendar year 2011 and that are necessary to prepare the Company Tax Packages.  Newco shall prepare the Newco Tax Packages with respect to the same taxable year, as applicable, and shall prepare a pro forma calculation of the Merger and Restructuring Tax Items with respect to the Closing Date Consolidated Tax Return.  The Tax Packages for the 2010 Consolidated Tax Return and the Closing Date Consolidated Return shall be prepared on a basis consistent with Current Practices and Section 2.1(a) hereof.

(iii)          Closing Date Value of Newco. For purposes of filing the Closing Date Consolidated Tax Return and any other applicable Tax Returns, the value of Newco on the Closing Date (the “Closing Date Value of Newco”) shall be determined in accordance with the following principles:

(1)           Unless an Aberration occurs and Newco exercises it option pursuant to Section 2.1(a)(iii)(3) , the value of Newco on the Closing Date shall be the sum of (A) (i) the aggregate number of outstanding shares (excluding treasury shares) of Newco Common Stock on the Closing Date, multiplied by (ii) the mean between the highest and lowest quoted selling prices of Newco Common Stock on (I) NASDAQ or (II) the principal market for such stock within the meaning of Treasury Regulation Section 20.2031-2,  on the earlier of Closing Date or the first full Business Day on which such stock is traded after the Closing Date (such earlier date, the “First Trading Date”, and such mean trading price described in this clause (ii) on the First Trading Date, the “First Trading Date Value”); plus (B) the aggregate price at which Newco Preferred Stock (if any) outstanding on the Closing Date was sold as permitted by the Separation Agreement.

(2)           An “Aberration” means that the value of Newco determined in accordance with Section 2.1(a)(iii)(1) above is ten percent (10%) higher or lower than the value of Newco would be by using the average trading price of the Newco Common Stock for the twenty (20) trading days after the First Trading Date (the “Average Trading Value”) in the formula described in Section 2.1(a)(iii)(1) above instead of using the First Trading Date Value in clause (A)(ii) in such formula.

(3)           If an Aberration occurs, the Closing Date Value of Newco may, at Newco’s option,  be determined by using the formula in Section 2.1(a)(iii)(1) and using the Average Trading Value instead of the First Trading Date Value in clause (A)(ii) in such formula; provided that a nationally-recognized investment bank or valuation firm provides an opinion that the value determined in accordance with this Section 2.1(a)(iii)(3) more accurately reflects the Closing Date Value of Newco than the Closing Date Value of Newco determined in accordance with Section 2.1(a)(iii)(1) using the First Day Trading Value.

(b)           Other Company Filed Tax Returns.  Subject to Section 2.1(e) and Section 3.2, Company shall have the sole and exclusive responsibility for the preparation and filing of each Tax Return that is required to be filed after the Closing Date that includes any member of the Part D Group (and no Member of the Newco Group) or relates only to the Medicare Part D Business and that is not a Jointly Filed Tax Return (each, a “Company Filed Tax Return”). Company Filed Tax Returns shall exclude all Company Consolidated Group Tax Returns, which shall be prepared and filed in accordance with Section 2.1(a).

(c)           Jointly Filed Tax Returns. Subject to Section 2.1(e) and Section 3.2, Newco shall have the primary responsibility for the preparation and filing of each Tax Return that is required to be filed after the Closing Date that (x) includes any member of the Part D Group and a member of the Newco Group or (y) relates to the Medicare Part D Business and the Newco Business (each, a “Jointly Filed Tax Return”). Jointly Filed Tax Returns shall exclude all Company Consolidated Group Tax Returns, which shall be prepared and filed in accordance with Section 2.1(a). For these purposes, Jointly Filed Tax Returns shall include Tax Returns with respect to American Progressive and Penn Life (other than Company Consolidated Group Tax Returns described in the preceding sentence). All Jointly Filed Tax Returns that include any Taxes for which Company could be liable hereunder shall be prepared on a basis that is consistent with the 2010 Consolidated Tax Return or the Closing Date Consolidated Tax Return (to the extent applicable). Newco shall provide to Company sufficiently in advance of the due date for the filing thereof (but in no event later than thirty (30) days before the due date of such Tax Return (with extensions)), and Company shall have a reasonable opportunity to review and comment on, any such Jointly Filed Tax Return (or the relevant portion thereof) to the extent that Company is responsible for any portion of the Taxes reported on such Jointly Filed Tax Return pursuant to this Agreement.   If Company disagrees with any position or information included on any such Jointly Filed Tax Return, the procedures set forth in Section 2.1(a) shall apply mutatis mutandis.  Company shall timely file (or cause to be timely filed) any such Jointly Filed Tax Return that Company (or any of its Affiliates) is required by Tax law to file, and Newco shall timely file (or cause to be timely filed) any such Jointly Filed Tax Return that Newco (or any of its Affiliates) is required by Tax law to file. In the case of any Jointly Filed Tax Return that includes any member of the Newco Group or the Newco Business only for the portion of the relevant Taxable Period that ends on the Closing Date, Taxes shall be allocated to Newco based on the Closing of the Books Method.  In the case of any Jointly Filed Tax Return that includes any member of the Part D Group or the Medicare Part D Business only for the portion of the relevant Taxable Period that ends on the Closing Date, Taxes shall be allocated to Company based on the Closing of the Books Method.

(d)           Newco Filed Returns. Newco shall have the sole and exclusive responsibility for the preparation and filing of each Tax Return that is required to be filed after the Closing Date that includes any member of the Newco Group (and no member of the Part D Group) or otherwise relates to the Newco Business that is not a Company Filed Tax Return or Jointly Filed Tax Return (each, a “Newco Filed Tax Return”). Newco Filed Tax Returns shall exclude all Consolidated Group Tax Returns, which shall be prepared and filed in accordance with Section 2.1(a)

(e)           Merger and Restructuring Tax Items. Notwithstanding any other provision of this Agreement to the contrary (but subject to the second proviso to the second sentence of Section 2.1(a)(i)), Newco shall determine, in a manner consistent with the Tax Treatment, if applicable, the amount of the Merger and Restructuring Tax Items resulting from, or arising in connection with, any Section 338(h)(10) Election and the method for reporting any such Merger and Restructuring Tax Items on any Tax Return. Such amounts, treatment and reporting method shall be used in preparing and filing any Newco Filed Tax Return, any Company Filed Tax Return,  the Closing Date Consolidated Tax Return, the 2010 Consolidated Tax Return, any Jointly Filed Tax Return, and any amended Tax Returns with respect to the foregoing.

Section 2.2             OBLIGATION TO REMIT TAXES.

(a)           In General. Subject to Section 2.1 and Section 2.2(b), and subject always to the ultimate division of responsibility for Taxes set out in Section 2.3, Company and Newco shall each remit or cause to be remitted (by their respective Affiliates or otherwise) to the applicable Governmental Authority in a timely manner any Taxes due in respect of any Tax Return that such Party is required to file (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by such Party or a member of such Party’s Group to any Governmental Authority).  In the case of any Jointly Filed Tax Return, the 2010 Consolidated Tax Return and the Closing Date Consolidated Tax Return, the Party that is primarily responsible for preparing and filing such Tax Return pursuant to Section 2.1 shall prepare and deliver to the other Party at least five (5) Business Days before payment of the relevant amount is due to a Governmental Authority a written notice (a “Tax Notice”) containing the following information: (i) a copy of such Tax Return and (ii) a good faith estimate of the allocation of the Taxes reflected on such Tax Return to each of the Parties in accordance with the principles set forth in Section 2.3.  Subject to Section 2.2(b), the Party not required to file such Tax Return shall remit (or cause to be remitted) to the other Party in immediately available funds the amount of any Taxes reflected on such Tax Return for which the former Party is responsible hereunder at least two (2) Business Days before payment of the relevant amount is due to a Governmental Authority and the Party required to file such Tax Return shall timely remit (or cause to be remitted) the entire amount of the payment obligation to the applicable Governmental Authority and shall thereafter promptly provide the Party not required to file the Tax Return with documentation evidencing its payment to the applicable Governmental Authority.

(b) Direct Payments to the IRS.  Notwithstanding anything in this Section 2.2 to the contrary, Newco may, at is sole election, remit payment in respect of its portion of any Newco Taxes directly to the IRS, unless such direct payment is not permitted under applicable federal income Tax law. Company shall cooperate with Newco in making any such direct payment.

Section 2.3             TAX SHARING OBLIGATIONS.

(a)           Part D Group Taxes. Company and the members of the Part D Group shall be responsible for the payment of (and shall be entitled to any Refund for or with respect to) all Taxes and Liabilities described in Section 2.3(a)(i) and 2.3(a)(ii) (collectively, “Part D Group Taxes”):

(i)            With respect to any Pre-Closing Period (or portion thereof), the Taxes and Liabilities that the Company Consolidated Group would have if during the entirety of the particular Taxable Period (or portion thereof), it owned only the Part D Assets, was liable for only the Part D Liabilities and conducted only the Medicare Part D Business, and assuming that each member of the Company Consolidated Group had the same status (e.g., as a life insurance company, or a non-life insurance company that was includible in the Company Consolidated Group) that it actually had during the relevant Taxable Period. The determination of any such Taxes for which Company is responsible pursuant to the preceding sentence for any Pre-Closing Period shall be made (v) treating the Medicare Part D Business as owned by a stand-alone affiliated group (within the meaning of Section 1504(a) of the Code) that files a consolidated federal Tax Return with Company as the common parent, (w) using methods and conventions consistent with Current Practices, (x) taking into account any and all carrybacks of Tax attributes of any member of the Part D Group arising after the Closing Date actually available in such Taxable Period (or portion thereof) in a manner consistent with Section 2.3(d)(iii)( Closing Period Carryback Refund and Closing Period Carryforward Payment Computational Principles), (y) assuming that all Holdco Items are Tax Items of the Newco Group and all Part D Holdco Items are Tax Items of the Part D Group, and (z) assuming that all intercompany transactions between members of the Part D Group, on the one hand,  and members of the Newco Group, on the other hand, are taken into account as necessary within the Part D Group (and generate Tax Items within the Part D Group) pursuant to Treasury Regulation Section 1.1502-13 immediately before the Effective Time and in accordance with the Restructuring and other transactions necessary to separate the Part D Business from the Newco Business pursuant to the Separation Agreement. If the utilization of any of the Tax Items taken into account in the foregoing are limited pursuant to the use of the foregoing principles to a greater extent than limited in the actual Tax Returns of the Company Consolidated Group, then the actual limitation shall apply rather than the hypothetical limitation; and

(ii)           Taxes and Liabilities resulting from any breach after the Closing Date of any covenant or obligation of any member of the Part D Group under this Agreement.

(b)           Newco Taxes. Newco and the members of the Newco Group shall be responsible for the payment of (and shall be entitled to any Refund for or with respect to) all Taxes and Liabilities described in Sections 2.3(b)(i), 2.3(b)(ii), and Section 2.3(b)(iii) (collectively, “ Newco Taxes ”):

(i)            With respect to any Pre-Closing Period (or portion thereof), all Taxes and Liabilities that the Company Consolidated Group or any of its members or their Business actually has other than the Taxes and Liabilities apportioned to the Part D Group in accordance with Section 2.3(a)(i) hereof. The determination of any such Taxes for which Newco is responsible pursuant to the preceding sentence for any Pre-Closing Period shall be made by (x) using methods and conventions consistent with Current Practices, (y) taking into account any and all carrybacks of Tax attributes of any member of the Newco Group arising after the Closing Date actually available in such Taxable Period (or portion thereof), and (z) assuming that all Holdco Items are Tax Items of the Newco Group.

(ii)           Taxes and Liabilities resulting from any breach after the Closing Date of any covenant or obligation of any member of the Newco Group under this Agreement; and

(iii)          Taxes and Liabilities resulting from all Merger and Restructuring Tax Items.

 With respect to all Tax Returns for Pre-Closing Periods that end on or before December 31, 2010, for which Tax Returns have been filed prior to the date hereof,  Company and Newco acknowledge and agree that Newco and each member of the Newco Group, on the one hand, and Company and each member of the Part D Group, on the other hand, shall be treated for purposes of this Agreement as having paid all Newco Taxes and Part D Group Taxes, as applicable, in respect of all Taxes shown as due on such Tax Returns.

(c)           Estimated Tax Deposits. With respect to any deposit (including a payment of estimated Taxes) made in respect of any Pre-Closing Period (or portion thereof) that ends on the Closing Date, (i) if a deposit was made with a Governmental Authority (including a payment of estimated Taxes) by any member of the Newco Group (or a payment under a Tax Sharing Agreement was made by any member of the Newco Group), such deposit (or payment under a Tax Sharing Agreement in respect of such deposit) shall be credited to Newco and treated as paid by Newco for purposes of this Agreement (but in the case of a payment under a Tax Sharing Agreement only to the extent of deposits actually made by any member of the Part D Group to a Governmental Authority) and Newco shall be liable under this Agreement only for the amount of such

Tax ultimately due in excess of the applicable deposit (or payment under a Tax Sharing Agreement in respect of such deposit), and (ii) the Company shall be credited with all deposits in excess of amounts credited to Newco pursuant to clause (i) of this Section 2.3(c) and treated as paid by Company for purposes of this Agreement and Company shall be liable under this Agreement only for the amount of such Tax ultimately due in excess of the amounts described in this clause (ii).  If any estimated or actual Tax payments are due after the Closing Date, but before the filing of an applicable Tax Return (e.g., estimated payments or payments with the filing of any Tax Return requesting an extension), the amount for which Company, on the one hand, and Newco, on the other hand, shall be liable and required to pay shall be determined in accordance with the principles of this Agreement and each Party shall pay its required amount due in accordance with Section 2.2.  Two (2) days before the filing of the applicable Closing Date Consolidated Tax Return, Company Filed Tax Return, or Jointly Filed Return, to the extent the amount of a deposit payment (or payment under a Tax Sharing Agreement to fund such deposit) described above exceeds the amount of Tax attributable to such deposit payment (or payment under a Tax Sharing Agreement to fund such deposit) that is ultimately due and such Party’s responsibility for Taxes hereunder (x) Company shall pay (or cause to be paid) such excess to Newco or (y) Newco shall pay (or cause to be paid) such excess to Company, as applicable. This Section 2.3(c) is intended to further the provisions of Section 2.05(b) of the Separation Agreement related to the operation of a “closed system” and shall be applied and interpreted consistently therewith.

(d)           Refunds and Tax Benefits

(i)            Except as provided in Section 2.3(e),  and except with respect to any Closing Period Carryback Refund payable to Newco in accordance with Section 2.3(d)(ii) below, any Refunds for any Pre-Closing Period shall be allocated between Newco and Company, respectively, based on the principles set forth in Section 2.3(a), Section 2.3(b), and Section 2.3(c).  Any interest paid or payable by a Governmental Authority with respect to a Refund described in this Section 2.3(d) shall be allocated between Newco and Company by determining the amount of interest that accrued on a year-by-year basis and, then, allocating each year’s accrued interest between Newco and Company in the same proportion as the Refund to which such interest relates is allocated.  Refunds to which one Party (the “First Party”) is entitled pursuant to this Agreement that are paid to the other Party (the “Second Party”) or the members of the Second Party’s Group pursuant to applicable Tax law and interest related thereto (if applicable), shall be remitted by the Second Party to the First Party within ten (10) Business Days after the Second Party Actually Receives such Refund (and related interest). If any such Refund is subsequently reduced as a result of any Final Determination, the First Party shall pay the amount of such reduction (and related interest) to the Second Party within five (5) days of receiving notice of such reduction from the Second Party.

(ii)

(1)           If the Company Consolidated Group or the Part D Group (or any Affiliate of the members of the Part D Group, including Parent) has

Actually Received any Closing Period Carryback Refund, Parent shall pay to Newco the amount of any such Closing Period Carryback Refund in accordance with Section 3.2 (including the time periods for payment set forth therein).  Parent shall file any applicable Tax Returns that Newco requests to be filed (including on Forms 1120X and 1139) pursuant to instructions from Newco in order to carry back the applicable Tax Asset arising in the Company Consolidated Group Pre-Closing Period that ends on the Closing Date to prior Taxable Periods of the applicable Group and to obtain Refunds, including by filing amended Tax Returns, as necessary. All such Tax Returns shall be prepared in a manner consistent with the second sentence in Section 2.1(a)(i) and shall be subject to the procedures specified in Section 2.1(a)(i).   To the extent that the Tax Assets attributable to the Merger and Restructuring Tax Items (and not to any other Tax Items) are not exhausted after carrying them back to the earliest Taxable Periods available, Parent shall (or shall cause its Affiliates to) file future Tax Returns of the Parent Group using such Tax Items and Parent shall pay (or cause to be paid) to Newco the amount of any Tax Benefit Actually Received by Parent (or any of its Affiliates) by reason of such Tax Assets (such amounts, the “Closing Period Carryforward Payments”) in accordance with Section 3.2 (including the time periods for payment set forth therein).  The Parties shall cooperate with each other to effectuate any claim for such Closing Period Carryback Refund or Tax Benefit that would generate a Closing Period Carryforward Payment.

(2)           If all or any part of a (x)  Closing Period Carryback Refund attributable to Tax Assets attributable to the Merger and Restructuring Tax Items or (y) Tax Benefit that generated a Closing Period Carryforward Payment is reduced or disallowed after a Final Determination, within five (5) Business Days after receiving notice from Parent that such Refund or Tax Benefit was reduced or disallowed, which notice shall contain copies of any documents received from a Governmental Authority regarding such reduction or disallowance and supporting documents in sufficient detail for Newco to verify its obligations hereunder, Newco shall pay to Parent an amount equal to the amount of such Closing Period Carryback Refund or Closing Period Carryforward Payment attributable to such disallowed or reduced Refund or Tax Benefit, that Parent paid to Newco in accordance with Section 2.3(d)(ii)(1) and Section 3.2, and any interest, penalties or additions to tax imposed as a result of such reduction or disallowance, (the “Closing Period Indemnity Amount”); provided that at Newco’s option such payments may first be made from funds held in the Holdback Account. If Newco and Parent dispute the amount of the Closing Period Indemnity Amount, Newco shall pay to Parent the undisputed portion of the Closing Period Indemnity Amount within such time period described in the preceding sentence and the Parties shall negotiate in good faith to determine the Closing Period Indemnity Amount. If the Parties cannot reach agreement within sixty (60) days of the reduction or disallowance of the Closing Period Carryback Refund or Tax Benefit that generates a Closing Period Carryfoward Payment pursuant to a Final Determination or the filing of the applicable Tax Return, the Closing Period Indemnity Amount shall be determined by a Tax Advisor in accordance with Section 8.1 hereof. If the Closing Period Indemnity Amount, as finally determined by the Parties or the Tax Advisor pursuant to the preceding sentence, is greater than the undisputed amount that Newco paid to Parent, Newco shall pay such additional amount to Parent, no later than five (5) days after such final determination of the Closing Period Indemnity Amount.

(iii)          Closing Period Carryback Refund and Closing Period Carryforward Payment Computational Principles. As a computational matter, for purposes of determining the Closing Period Carryback Refund and the Closing Period Carryforward Payments pursuant to this Agreement:

(1)           The Parties shall treat all losses included in Merger and Restructuring Tax Items (“Merger and Restructuring Losses”) as used before operating losses of Part D Business for the Taxable Period beginning January 1, 2011 and ending on the Closing Date (“Part D Operating Losses”), and shall treat such Merger and Restructuring Losses as carried back to taxable years of the Company Consolidated Group to generate a Refund to which only Newco will be entitled to the extent of cash taxes paid by the Company Consolidated Group in calendar years 2010, 2009, and 2008, as applicable.

(2)           The Parties shall treat Part D Operating Losses as carried forward and used first before any Merger and Restructuring Losses that remain after being carried back pursuant to Section 2.3(d)(iii)(1) (such remaining losses, the “Remaining Merger and Restructuring Losses”), subject to applicable limitations under Section 382 of the Code, and Parent (and its Affiliates) shall be entitled to all Tax Benefits attributable to such Part D Operating Losses.

(3)           After all Part D Operating Losses have been reduced to zero, the Parties shall treat the Remaining Merger and Restructuring Losses as carried forward, subject to applicable limitations under Section 382 of the Code.  The Parties shall treat the carry forward period with respect to Remaining Merger and Restructuring Loss as terminating December 31, 2016, and Parent shall not be obligated to pay Newco any Closing Period Carryforward Payments with respect to the Remaining Merger and Restructuring Loss after that date.

(e)           Carrybacks.  Except with respect to any Closing Period Carryback Refund payable to Newco in accordance with Section 2.3(d)(ii) above, if Newco and/or Company incurs a Tax Item on or after the Closing Date which may be carried back (a “Carryback”) to generate a Refund for the Company Consolidated Group for any Pre-Closing Period, then such Refund shall be allocated between Newco and Company in accordance with the procedure set forth in Section 2.3(d)(i).  For purposes of this Section 2.3(e), Carrybacks of Tax Items arising in earlier taxable periods shall be considered before Carrybacks of Tax Items arising in subsequent taxable periods.  At the good faith request of the Party desiring to carry back its Tax Item, Company shall prepare and file the appropriate Tax Return to claim the Refund arising from the carryback; provided that the filing of such Tax Return would not result in Parent or Company being required to establish or increase a FIN 48 reserve that would, taken together with all other FIN 48 reserves established or increased pursuant to this Section 2.3(e), Section 2.1(a)(i), Section 2.4(a), and Section 8.18 of the Merger Agreement, be in excess of seven million five hundred thousand dollars ($7,500,000).  All such Tax Returns shall be prepared in a manner consistent with the second sentence in Section 2.1(a)(i) and shall be subject to the procedures specified in Section 2.1(a)(i) (including, for the avoidance of doubt,  the Dispute resolution procedures set forth therein).  The Parties shall cooperate with each other (and cause their respective Affiliates to cooperate) to effectuate any claim for such Refund.  Parent shall (i) pay to Newco the amount of such Refund and interest related thereto (determined in a manner consistent with Section 2.3(d)(i)), net of any net Taxes imposed on the Refund and interest related thereto and of any third-party costs and expenses related thereto, to which Newco is entitled in accordance with this Section 2.3(e) within five (5) Business Days after the date such Refund is Actually Received, and (ii) be entitled to retain the amount of such Refund (and any interest determined in a manner consistent with Section 2.3(d)(i)) to which it is entitled in accordance with this Section 2.3(e); provided that any such Refund, together with any Refund previously paid pursuant to this Section 2.3(e) and Section 2.4(a), would be in excess of five million dollars ($5,000,000) shall be subject to a one hundred percent (100%) holdback, similar to the Holdback Amount, that will be held in a separate Holdback Account and released to Newco on the earlier of (x) the expiration of the applicable statute of limitations under Section 6501(h) (subject to applicable extensions consented to by Newco, which shall not be unreasonably withheld, conditioned, or delayed), and (y) the completion of the applicable audit of transactions generating the such Refund or if, in Newco’s sole discretion, an appeal is taken, when there is a Final Determination with respect to any such audit.  Any reasonable and documented third party costs of Parent (or its Affiliates) related to preparing or reviewing any such amended Tax Returns pursuant to this Section 2.3(e) shall be borne by Newco.

(f)            Except as otherwise provided in Section 2.3(d) or Section 2.3(e) at the request and expense of Newco or Company, as the case may be, and subject to the consent of Company or Newco, respectively, not to be unreasonably withheld or delayed, each of Company and Newco (and their respective Affiliates) respectively, shall take any action necessary to obtain any Refund of a Tax or item included in any Tax Return filed by the Part D Group or the Newco Group, respectively, (including through filing appropriate amended Tax Returns with the applicable Governmental Authority) to which any member of the Newco Group or the Part D Group is entitled pursuant to this Agreement.

(g)           Termination of Tax Sharing Agreements. Any and all prior Tax sharing or allocation agreements or practices (“Tax Sharing Agreements”) between any member of the Part D Group and any member of the Newco Group shall be terminated with respect to the Newco Group as of the Closing Date, and no member of the Newco Group shall have any continuing rights or obligations thereunder.

Section 2.4             AMENDED RETURNS.

(a)           Until December 31, 2012 (and thereafter in respect of amended Tax Returns relating to the good faith resolution of a Tax Contest or a Final Determination), to the extent permitted by applicable Tax law, Newco shall have the right to require Company to file, and Company shall have the right to file, an amended Company Consolidated Group Tax Return for any Taxable Period ending on or before the Closing Date, if and only if (x) the new positions desired to be reflected on such amended Tax Return could have been reported on the original Tax Return had they been included in the original Tax Package and prepared in a manner consistent with Current

Practices, (y) Newco provides Company with a legal opinion from Paul, Weiss that the new position is more likely than not to be sustained, and (z) the filing of such Tax Return would not result in Parent or Company being required to establish or increase a FIN 48 reserve that would, taken together with all other FIN 48 reserves established or increased pursuant to this Section 2.4(a), Section 2.3(e), Section 2.1(a)(i), and Section 8.18 of the Merger Agreement, be in excess of seven million five hundred thousand dollars ($7,500,000). Company, at Newco’s request, shall promptly file amended Tax Returns that satisfy the requirements of the previous sentence. Either Party, acting in good faith, shall be entitled to extend, or cause to be extended, the applicable statute of limitations for any Taxable Period that includes or ends prior to the Closing Date if such extension is reasonably necessary in connection with filing an amended Company Consolidated Group Tax Return in accordance with this Section 2.4(a). Notwithstanding anything to the contrary contained herein, any Refund resulting from an amendment of a Tax Return pursuant to this Section 2.4(a), together with any Refund previously paid pursuant to this Section 2.4(a) and Section 2.3(e), that is in excess of million dollars ($5,000,000) shall be subject to the (100%) holdback described in Section 2.3(e).  Any reasonable and documented third party costs of Parent (or its Affiliates) related to preparing or reviewing any such amended Tax Returns shall be borne by Newco.

(b)           Newco shall have primary responsibility for preparing any amended Tax Return permitted to be amended and filed in accordance with Section 2.4(a)(i).  The Party requesting the filing of an amended Tax Return shall prepare and deliver a new Tax Package to Company, which shall be prepared in a manner consistent with Current Practices.  All amended Tax Returns shall be prepared in a manner consistent with the second sentence in Section 2.1(a)(i) and shall be subject to the procedures specified in Section 2.1(a)(i).

(c)           Unless (i) otherwise provided by this Agreement, (ii) required by applicable law, or (iii) the other party provides its consent (which shall not be unreasonably withheld, delayed on or conditioned), neither Newco nor Company shall, and Newco and Company shall not permit any member of their respective Groups, file any amended Tax Return that includes any member of the other Group.

ARTICLE III

COVENANTS

Section 3.1             TAX TREATMENT. In General. The Parties (i) shall, if Newco Preferred Stock has been sold in accordance with Section 2.01(b) of the Separation Agreement, and the conditions of Section 3.2(a)(i), (ii) and (iii) herein are satisfied, treat the transfer of the stock of the Newco Transferred Entities as “qualified stock purchases” within the meaning of Section 338(d)(3) of the Code, (ii) shall treat the transactions in connection with the Merger in a manner consistent with Revenue Ruling 79-273, 1979-2 CB 125, and (iii) shall not take any position inconsistent with the treatment described in clauses (i) and (ii) (such treatment, the “Tax Treatment”) above on any Tax Return, in any Tax Contest, or otherwise unless required by a Final Determination.

Section 3.2             SECTION 338(h)(10) ELECTION PROCEDURES.TIMING OF CLOSING PERIOD CARRYBACK REFUND AND CLOSING PERIOD CARRYFORWARD REFUND PAYMENTS.

(a)           Section 338(h)(10) Election. Parent shall, or shall cause one or more of its Affiliates to, join with Newco (or its Affiliates) in making an election under Section 338(h)(10) of the Code and any corresponding or similar elections under state, local or foreign Tax law (collectively the “Section 338(h)(10) Elections”), with respect to the purchase and sale of the stock of each of the Transferred Subsidiaries in connection with the Restructuring if the following conditions are satisfied:

(i)            MLTN Opinion. Paul, Weiss delivers the MLTN Opinion to Parent in accordance with Section 3.2(a)(iii).

(ii)           Tax Basis Study. Deloitte delivers a Tax Basis Study to Parent in accordance with Section 3.2(a)(iii).

(iii)          Newco delivers (or causes its Affiliates to deliver) the MLTN Opinion and the Tax Basis Study to Parent at least thirty (30) calendar days before the earlier of (x) due date for filing the Closing Date Consolidated Tax Return, including applicable extensions and (y) the filing deadline for the U.S. Federal Section 338(h)(10) Elections with respect to the Transferred Subsidiaries.

(iv)          If the foregoing conditions in Section 3.2(a)(i) and (ii) are not satisfied within the time period set forth in Section 3.2(a)(iii), the Parties (x) shall not be required to make the Section 338(h)(10) Election with respect to the Transferred Subsidiaries and the remainder of the provisions of this Section 3.2 shall not apply, and (y) and agree that no Tax Benefits shall arise in respect of the transfer of the Transferred Subsidiaries or the sale of the Newco Preferred Stock with respect to which Parent is obligated to make payments pursuant to this Agreement.

(b)           Payments if Specified Conditions Are Satisfied.

(i)            If Parent or any of its Affiliates receives the Closing Period Carryback Refund or Tax Benefits that would generate a Closing Period Carryforward Payment and (x) the IRS has issued the Private Letter Ruling,  (y) Paul, Weiss has delivered the Should Opinion, and (z) Deloitte has delivered the Tax Basis Study, then Parent shall (or shall cause its Affiliates to) pay to Newco the excess if any of any Closing Period Carryback Refunds received over the applicable Holdback Amount within five (5) days after Actually Received and Parent shall (or shall cause its Affiliates to) pay to Newco one hundred percent (100%) of the Closing Period Carryforward Payments less the applicable Holdback Amount with respect to any Closing Period Carryforward Payment within five (5) days after Parent Actually Receives the Tax Benefits generating such Closing Period Carryforward Payments, and in each case shall deposit all Holdback Amounts in the Holdback Account.  If Parent or any of its Affiliates

receives Closing Period Carryforward Refunds or Tax Benefits that generate a Closing Period Carryforward Payment before the conditions set forth in clauses (x), (y), and (z) are satisfied and such all conditions are thereafter satisfied, Parent shall pay (or cause its Affiliates to pay) to Newco the amounts that would otherwise have been payable under this Section 3.2(b)(i) had such conditions been satisfied at the time Parent Actually Received such Closing Period Carryback Refund or Tax Benefits that generated a Closing Period Carryforward Payment, and shall pay such amounts hereunder to Newco within five (5) days such conditions are satisfied, together with the amount of interest actually earned on the amounts held back pursuant to Section 3.2(c), net of Taxes actually paid with respect to such interest.

(ii)           Parent shall retain the Holdback Amount until the earlier of (x) the expiration of the applicable statute of limitations under Section 6501(h) (subject to applicable extensions consented to by Newco, which shall not be unreasonably withheld, conditioned, or delayed), and (y) the completion of the applicable audit of transactions generating the Merger and Restructuring Tax Items, or if, in Newco’s sole discretion, an appeal is taken, when there is a Final Determination with respect to any such audit. Parent shall hold the Holdback Amount of such Closing Period Carryforward Payments and Closing Period Tax Refunds that Parent receives hereunder in a separate account (the “Holdback Account”) for the benefit of Newco and shall pay such amounts hereunder to Newco five (5) days after the earlier of the events described in the preceding sentence occurs, together with the amount of interest actually earned on the amounts in the account, net of Taxes actually paid with respect to such interest.

(c)           Payments if Specified Conditions are Not Satisfied. Subject to the second sentence of Section 3.2(b)(i), if Parent or any of its Affiliates receives the Closing Period Carryback Refund or Tax Benefits that would generate a Closing Period Carryforward Payment and (x) the IRS has not issued the Private Letter Ruling, (y) Paul, Weiss has not delivered the Should Opinion, or (z) Deloitte has not delivered the Tax Basis Study,  then Parent shall retain such Closing Period Carryforward Payments and Closing Period Tax Refunds until the earlier of (x) the expiration of the applicable statute of limitations under Section 6501(h) (subject to applicable extensions consented to by Newco, which shall not be unreasonably withheld, conditioned, or delayed), and (y) the completion of the applicable audit of transactions generating the Merger and Restructuring Tax Items, or if, in Newco’s sole discretion, an appeal is taken, when there is a Final Determination with respect to any such audit. Parent shall hold the such Closing Period Carryforward Payments and Closing Period Tax Refunds that Parent receives hereunder in a separate account for the benefit of Newco and shall pay such amounts hereunder to Newco five (5) days after the earlier of the events described in the preceding sentence occurs, together with the amount of interest actually earned on the amounts in the account, net of Taxes actually paid with respect to such interest.

(d)           Other Procedural Matters Regarding the Section 338(h)(10) Elections. Newco shall prepare, and Newco and Parent, as applicable, shall timely file (or cause to be filed) all forms (including IRS Form 8883) and documents required in connection with the Section 338(h)(10) Election and, to the extent applicable, include such forms in the Newco Tax Package.  With respect to any such forms not included in the Newco Tax Package, Newco shall deliver to Company for its review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) a copy of any such forms at least ten (10) Business Days prior to the due date (giving effect to any validly obtained extension thereof).  For the purpose of making the Section 338(h)(10) Election, on or prior to the Closing Date, Newco and Company each shall, or shall cause their respective Affiliates to,  execute two (2) copies of IRS Form 8023 (or successor form) with respect to each Transferred Subsidiary with respect to which a Section 338(h)(10) Election may be made.  Company shall execute (or cause to be executed) and deliver to Newco such additional or substitute documents or forms as are reasonably requested to complete the Section 338(h)(10) Election at least ten (10) days prior to the date such documents or forms are required to be filed, and shall take (or cause to be taken) all actions necessary and appropriate to effect and preserve the Section 338(h)(10) Elections.  Neither Newco nor Company shall (nor shall they permit any of their respective Affiliates to) take any action that would reasonably be expected to cause the Section 338(h)(10) Elections, if made, to be invalid and each of the foregoing shall not, and shall cause their respective Affiliates not to, take any position contrary thereto unless required pursuant to Final Determination.

Section 3.3             PRIVATE LETTER RULING AND SHOULD OPINION COOPERATION. Newco shall have the primary responsibility for preparing the request for a Private Letter Ruling and any related submissions (collectively, the “Ruling Request”). In addition to the provisions of Section 6.1, which shall, for the avoidance of doubt, apply to the Ruling Request and the Should Opinion, Company shall (and shall cause it Affiliates to) use reasonable best efforts to cooperate with Newco with respect to the preparation of the Ruling Request and the Should Opinion, including by causing representatives of Company and its Affiliates to make factual representations to the IRS and Paul, Weiss that such representatives in good faith believe to be true, executing powers of attorney so that representatives of Newco can represent the members of the Part D Group and Parent, as applicable, in connection with the Ruling Request, if the Ruling Request as not been submitted before the Closing Date, providing Newco with IRS Forms 2848 (and similar forms necessary so that Newco and its representatives can represent the Company before the IRS), and signing the Ruling Request if necessary. Newco shall deliver to Parent for its review any proposed submission to the IRS with respect to the Private Letter Ruling prior to delivering such submission to the IRS, and Newco shall, in good faith, take into consideration Parent’s reasonable comments.  In furtherance of the foregoing, Newco shall deliver to Parent (i) the initial proposed submission at least ten (10) Business Days prior to filing and (ii) any subsequent proposed submission at least five (5) Business Days prior to filing.  Representatives of Parent shall be entitled to participate in all meetings and any other discussions between representatives of Newco and the IRS regarding the Private Letter Ruling.

Section 3.4             SECTION 336(E) ELECTION. To the extent that the provisions of Section 3.2 do not apply pursuant to Section 3.2(a)(iv), upon Newco’s request, Company and Parent shall cooperate with Newco and take all reasonable steps to make an election under Section 336(e) of the Code with respect to any member of the Newco Group if permitted by applicable Treasury Regulations, and shall not make any such election under Section 336(e) with respect to any member of the Newco Group absent a request to do so from Newco.

Section 3.5             ADDITIONAL ELECTION. To the extent that the provisions of Section 3.2 do not apply pursuant to Section 3.2(a)(iv), at Newco’s option and upon Newco’s request, Company shall make, and shall cause UAC Holdings or any other affiliate of Company to make, as applicable, by filing the applicable Tax Return, the election described in Treasury Regulation Section 1.1502-36(d)(6)(i)(A) to reduce the basis of stock of Newco and, if requested by Newco of any other member of the Newco Group in an amount to be determined in Newco’s sole discretion, so that no attribute reduction under Treasury Regulation Section 1.1502-36(d) applies with respect to any member of the Newco Group unless Newco agrees to such attribute reduction.

Section 3.6             MITIGATION/COOPERATION. Except as otherwise provided in this Agreement, each Party (for itself and its Affiliates) (i) shall not take any action reasonably expected to result in an increased Tax liability to another Party or Group,  a reduction in a Tax Asset of another Party or Group,  or an increased liability to another Party or Group under this Agreement and (ii) shall take any action reasonably requested by another Party that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to such requesting Party of Group; provided, that such action does not result in any additional direct or indirect cost not fully compensated for by the requesting Party.

Section 3.7             PARENT CONSOLIDATED GROUP. Company (and the other members of the Part D Group to the extent permitted under Section 1504(c) of the Code and the Treasury Regulations promulgated thereunder) shall become members of the Parent Group on the day after the Closing Date.

ARTICLE IV

INDEMNITY OBLIGATIONS AND PAYMENTS

Section 4.1             INDEMNITY OBLIGATIONS.

(a)           Company shall indemnify and hold harmless Newco, each member of the Newco Group and their respective directors, officers and employees (collectively, the “Newco Indemnitees”) from and against, and will reimburse the Newco Indemnitees for, without duplication:

(i)            all Part D Group Taxes;

(ii)           any failure by Company to make a payment required to be made by Company pursuant to this Agreement to Newco or a Governmental Authority when due;

and

(iii)          except for any Taxes described in Sections 4.1(b)(i), (ii), (iii) and (iii),  any Taxes of Company or any member of the Part D Group imposed on any member of the Newco Group by reason of being severally liable for such Taxes pursuant to Treasury Regulations Section 1.1502-6, Section 1.1502-78, or any analogous provision of Tax law.

(b)           Newco shall indemnify and hold harmless Company, each member of the Part D Group and their respective directors, officers and employees (collectively, the “Part D Group Indemnitees”) from and against, and will reimburse the Part D Group Indemnitees for, without duplication:

(i)            all Newco Taxes;

(ii)           any failure by Newco to make a payment required to be made by Newco pursuant to this Agreement to Company or a Governmental Authority when due;

(iii)          except for any Taxes described in Sections 4.1(a)(i), (ii) and (iii), any Taxes of Newco or any member of the Newco Group imposed on any member of the Part D Group by reason of being severally liable for such Taxes pursuant to Treasury Regulations Section 1.1502-6, Section 1.1502-78, or any analogous provision of Tax law.

(c)           Transfer Taxes.  Newco shall bear all Transfer Taxes arising or in connection with the Restructuring and transactions pursuant to the Separation Agreement, other than any Transfer Taxes arising in respect of the transfer of Part D Assets pursuant to the Separation Agreement, which Newco and Parent shall bear equally.  Parent and Newco shall each bear 50% of all Transfer Taxes arising or in connection with the Merger.

Section 4.2             NOTICE. The Parties shall give each other prompt written notice of any payment that may be due to the provider of such notice under this Agreement.

Section 4.3             TREATMENT OF PAYMENTS.

(a)           Any payment (other than interest described in Section 4.3(b) or interest received on any Refund) made between the Parties pursuant to this Agreement shall be treated for all Tax purposes as a nontaxable payment (i.e., a distribution from Newco to Company or a capital contribution from Company to Newco, as the case may be) made immediately prior to the Merger and, accordingly, not includible in the income of the recipient or deductible by the payor.  No Party shall take any position inconsistent with this treatment on any Tax Return or in any Tax Contest, and the Parties shall challenge in good faith any other characterization of such payments by a Governmental Authority.

(b)           Any payment that is not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest at the Applicable Rate for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment. Notwithstanding Section 4.3(a), the interest payment shall be treated as interest expense to the payor (deductible to the extent provided by applicable Tax law) and as interest income by the recipient (includible in income to the extent provided by applicable Tax law).

ARTICLE V

TAX CONTESTS

Section 5.1             NOTICE. Company shall promptly notify Newco in writing upon receipt by Company or any member of the Part D Group of a written communication from any Governmental Authority with respect to any pending or threatened deficiency, inquiry, notice, audit, dispute, suit, action, examination, proposed assessment or other administrative or judicial proceeding (a “Tax Contest”) concerning any Taxes for which Newco may be liable under this Agreement. Newco shall promptly notify Company in writing upon receipt by Newco or any member of the Newco Group of a written communication from any Governmental Authority with respect to any Tax Contest concerning any Taxes for which Company may be liable under this Agreement. The failure of one Party to promptly notify the other Party in accordance with the two preceding sentences shall not relieve the other Party of any obligation under this Agreement, except to the extent that the failure promptly to notify such other Party actually prejudices the ability of the other Party to contest such Tax Contest.

Section 5.2             CONTROL OF TAX CONTESTS.  Subject to Section 5.5, Newco and Company shall jointly control the conduct, settlement, compromise or other resolution of any Tax Contest for any Taxable Period (or portion thereof) (x) ending on or before the Closing Date or (y) beginning before and ending after the Closing Date; provided, however, that if the potential adverse effect (including collateral effects) on one Party with respect to a particular issue raised in a Tax Contest is de minimis (after taking into account any payment obligations under this Agreement), then such Party shall only have the right to participate in, and shall not share in the control of, such issue. Newco and Company shall equally bear the cost of counsel and other advisors jointly selected to assist with matters related to issues that are jointly controlled, but shall otherwise bear their own out-of-pocket expenses incurred in connection with a Tax Contest.  Where Newco and Company jointly control an issue in a Tax Contest, neither party may settle that issue without the other party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.  Where a Tax Contest is part of a larger dispute or action with the taxing authorities, the rights and obligations of the parties as set forth in this Section 5.2, shall, to the extent practicable, only apply with respect to the specific issues raised in the Tax Contest.

Section 5.3             CONTROL OF CONTESTS BY NEWCO. Newco shall have the primary responsibility over the conduct, settlement, compromise or other resolution of any Tax Contest involving any Newco Filed Tax Return. Upon request by

Company, Company shall, at Company’s expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of Company or any member of the Part D Group under this Agreement, and Newco shall not settle any such Tax Contest (or portion thereof, as applicable) without the consent of Company, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.4             CONTROL OF CONTESTS BY COMPANY. Subject to Section 5.5, Company shall have the primary responsibility over the conduct, settlement, compromise or other resolution of any Tax Contest involving any Company Filed Tax Return. Upon request by Newco, Newco shall, at Newco’s expense, be allowed to participate in the handling of any such Tax Contest with respect to any item that may affect the liability of Newco or any member of the Newco Group under this Agreement, and Company shall not settle any such Tax Contest (or portion thereof, as applicable) without the consent of Newco, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.5             TAX CONTEST RELATED TO MERGER AND RESTRUCTURING TAX ITEMS. Notwithstanding any other provision of this Article V to the contrary, Newco shall have the exclusive right, in its sole discretion, to control, contest and represent the interests of each Group (and any member thereof) in any Tax Contest or portion thereof relating, in whole or in part, to Merger and Restructuring Tax Items and, subject to the last sentence of this section 5.5,  to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest or portion thereof, as applicable. Newco’s rights pursuant to this Section 5.5 shall extend to any matter pertaining to the management and control of the Tax Contest or portion thereof related to Merger and Restructuring Tax Items, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item; provided, that Company may participate in Tax Contests or portion thereof relating to Merger and Restructuring Tax Items described in this Section 5.5 at its own expense, and Newco shall not settle such Tax Contest without the consent of the Company (which consent shall not to be unreasonably withheld, delayed or conditioned) if settlement imposes any obligation on a member of the Part D Group (other than (x) the obligation to make payments to Newco in respect of any Refund pursuant to the terms of this Agreement, (y) any other obligation expressly contemplated by this Agreement other than an increase in Part D Taxes, and (z)any other obligation for which the Part D Group is fully indemnified hereunder and which indemnity is fully cash collateralized or fully supported by an unconditional letter of credit ).

SECTION 5.6         RECALCULATION OF THE SHARE OF LIABILITY TO REFLECT ADJUSTMENTS.

(a)                           Newco and Company shall bear any Taxes owed by reason of a resolution of an issue or issues in a Tax Contest (the “Resolution”) in accordance with this Section 5.6.  Liability for Newco Taxes and Liability for Part D Group Taxes shall each, for the Taxable Period to which the Resolution relates, be recomputed, as applicable, to take into account the adjustments required by the Resolution in accordance with the principles of Section 2.3(a), 2.3(b), and 2.3(c); provided, however, that any interest or penalties owed as part of the Resolution shall be excluded from such recomputation and shall be allocated in accordance with the last three sentences of this Section 5.6(a).  Subject to the following sentence, (i) Newco’s share of any additional Taxes shall be equal to the excess, if any, of the amount of Newco Taxes, as recomputed in accordance with this Section 5.6(a), over the amount of Newco Taxes, as originally computed (or previously recomputed in accordance with this Agreement, as the case may be) and (ii) Company’s share of any additional Taxes shall be equal to the excess, if any, of the amount of Part D Group Taxes, as recomputed in accordance with this Section 5.6(a), over the amount of Part D Group Taxes, as originally computed (or previously recomputed in accordance with this Agreement, as the case may be).  The amounts described in the previous sentence shall be subject to equitable adjustment to the extent that either Party receives or incurs a correlative adjustment (whether as a benefit or burden) that is disproportionate to the manner in which the liability due from the Resolution was borne. For purposes of making an equitable adjustment pursuant to the preceding sentence, the correlative adjustment (whether as a benefit or burden) at issue shall be determined in accordance with Section 5.6(d). Subject to Section 5.6(c), any interest owed as part of a Resolution (except interest on Tax penalties) shall be allocated between Newco and Company by determining the amount of interest that accrued on a year-by-year basis and, then, allocating each year’s accrued interest between Newco and Company in the same proportion as the Tax Liability to which such interest relates is allocated.  Subject to Section 5.6(c), any Tax penalties (other than interest on such penalties, which interest shall be allocated in accordance with the following sentence) owed as part of a Resolution shall be allocated between Newco and Company in the same proportion as the Tax Liability to which such penalty relates is allocated.  Any interest owed on Tax penalties imposed as part of a Resolution shall be allocated between Newco and Company by determining the amount of interest that accrued on such penalties on a year-by-year basis and, then, allocating each year’s accrued interest between Newco and Company in the same proportion as such penalties to which such interest relates is allocated.

(b)           Each Party shall make (and shall cause its Affiliates to make) any payments required to be made to a Governmental Authority, or to any other Party (or its Affiliates) for payment to a Governmental Authority, in respect of the amount of redetermined Part D Group Taxes and/or Newco Taxes pursuant to Section 5.6(a) in accordance with the timing and procedural principles of Section 2.2.

(c)           Interest Netting.  For purposes of Sections 2.3(d), 2.3(e),  and 5.6, interest payable to or receivable from a Governmental Authority shall be calculated as if the Interest Netting Rules did not apply in respect of any underpayment for which Company or Newco is responsible under this Agreement and any overpayment to which the other Party is entitled under this Agreement. To the extent that the net amounts actually payable or receivable by the Parties in respect of interest differ from the amount payable to or receivable from the relevant Governmental Authority, the difference shall be shared in an equitable manner pro rata to the relative entitlements and obligations of the Parties pursuant to this Agreement. In addition, any interest that would be receivable by a party pursuant to the first sentence of this section but is not actually received in cash shall be treated as actually received when it reduces the amount that otherwise would be payable in cash or by way of offset to a Governmental Authority.

(d)           Correlative Adjustments.  Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement shall provide for payment for an indemnity or other recovery for any Taxes or Liabilities or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity, as well as any other correlative adjustments to Taxes in other periods. For example, (x) if a Tax Contest for a Pre-Closing Period results in an additional Tax for a member of the Newco Group, which would increase the stock basis or other Tax Item of the applicable member of the Newco Group and indirectly reduce the Merger and Restructuring Taxes, Company shall not be entitled to payments hereunder for the Tax arising from such Tax Contest to the extent Newco has otherwise paid Company for Merger and Restructuring Taxes calculated using the lower stock basis (before adjustment as a result of such additional Tax) in the member of the Newco Group and (y) if a Section 338(h)(10) Election is made with respect to an Applicable Subsidiary, and, as a result of a Tax Contest for a Pre-Closing Period, the Tax Items of such Transferred Subsidiary are increased, which increases the basis of the assets of the Transferred Subsidiary, the Company shall not be required to pay Newco for any Taxes for which it would be liable if it also is required to pay Newco a Closing Period Carryback Refund or Closing Period Tax Payment attributable to the Tax Items generated by such Tax Contest. For purposes of Section 5.6, correlative adjustments shall be taken into account at the earliest time under applicable federal Income Tax Law as in effect on the date such calculation is made.

ARTICLE VI

COOPERATION

Section 6.1             GENERAL. Each Party shall, and shall cause each Group Member to, as applicable, cooperate with the other Party and its agents, including accounting firms and legal counsel, in connection with Tax matters relating to any Group Member including (i) the preparation and filing of Tax Returns, (ii) determining the liability for and the amount of any Taxes due (including estimated Taxes) or the right to an amount of any refund of Taxes, (iii) any Tax Contest, and (iv) any other matter reasonably and in good faith related to the Tax affairs of the requesting Party. Such cooperation shall include making all information and documents, including Tax Records, in any Group Member’s possession relating to any Group Member available to the other Party for inspection during normal business hours upon reasonable notice, upon request by the other Party, providing copies, at the expense of the Party providing such information and documents, of such information and documents, including Tax Records, and including, where appropriate or necessary, providing a power of attorney to the other Party (or its Affiliates). Each Party shall also make available to the other Party, as reasonably requested and available, personnel (including each Group Member’s officers, directors, employees and agents) responsible for preparing, maintaining and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any Tax Contest. Any information or documents provided under this Section 6.1 shall be kept confidential by the Party receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Contest.

ARTICLE VII

RETENTION OF RECORDS; ACCESS

Section 7.1             RETENTION OF RECORDS; ACCESS. For so long as the contents thereof may become material in the administration of any matter under applicable Tax law, but in any event until the later of (i) sixty (60) days after the expiration of any applicable statute of limitations (taking into account extensions) and (ii) seven (7) years after the Closing Date, the Parties shall (and shall cause their Affiliates to) retain Tax Records necessary for the preparation and filing of all Tax Returns in respect of Taxes of any member of either the Part D Group or the Newco Group for any Taxable Period or for any Tax Contests relating to such Tax Returns. At any time after the Closing Date that a Party (or any Affiliate) proposes to destroy such Tax Records, it shall first notify the other Party in writing.  Such notification shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book or other record accumulation being disposed. At its own cost and expense, the other Party shall be entitled to receive such materials or information proposed to be destroyed.   Company shall be entitled, at its election at any time and at its expense, to obtain a copy of any and all Tax Records that relate to the Company Consolidated Group (or any non-consolidated members thereof, or the life-life consolidated group of which American Exchange was the common parent prior to 2008) for Pre-Closing Periods. Any information or documents provided under this Section 7.1 shall be kept confidential by the Party receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Tax Contest.

ARTICLE VIII

DISAGREEMENT RESOLUTION

Section 8.1             DISAGREEMENT RESOLUTION. The Parties shall attempt in good faith to resolve any disagreement arising under this Agreement, including any dispute in connection with a claim by a third party, (any such disagreement or dispute, a “Disagreement”). Either Party may give the other Party written notice of any Disagreement not resolved in the normal course of business. If such a Disagreement is not resolved within thirty (30) days following the date on which one Party gives such notice, the Parties shall jointly retain a Tax Advisor, to act as an arbitrator in order to resolve the Disagreement. The Tax Advisor’s determination as to any Disagreement shall be made in accordance with the terms of this Agreement and shall be final and binding on the Parties and not subject to collateral attack for any reason (other than manifest error). To the extent the Tax Advisor cannot resolve a Disagreement before the filing of an applicable Tax Return, provisions similar to those in Section 2.1(a)(i) shall apply, and the Parties shall file amended Tax Returns, as necessary, taking into account the Tax Advisor’s final resolution of a Disagreement. All fees and expenses of the Tax Advisor shall be shared equally by Company, on the one hand, and Newco, on the other hand; provided, however, if the Tax Advisor entirely sustains the position of one Party in any Dispute or Disagreement without change, the other Party shall bear all of the fees and expenses of the Tax Advisor with respect to any such Dispute or Disagreement. This Section 8.1 shall be subject in its entirety to the more specific provisions set forth in Section 2.1(a)(i) (and such other provisions of this Agreement where those provisions are applied) regarding the filing of the 2010 Consolidated Tax Return and Closing Date Consolidated Tax Return.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1             APPLICATION TO SUBSIDIARIES. This Agreement is being entered into by Company and Newco on behalf of themselves and the members of their respective Groups (including future Affiliates).

Section 9.2             SURVIVAL. All representations, covenants and obligations contained in this Agreement shall survive until sixty (60) days after the expiration of the applicable statute of limitations with respect to any such matter (including extensions thereof).

SECTION 9.3            NOTICES.  Notices.  All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to the Company prior to the Effective Time, to:

Universal American Corp.

6 International Drive

Rye Brook, New York 10573-1068

Attention:  Tony Wolk

Facsimile:  (914) 934-2949

E-Mail Address: twolk@universalamerican.com

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:  Robert B. Schumer

                  David R. Sicular

                  Ariel J. Deckelbaum

Facsimile:  (212) 757-3990

E-Mail Address:  rschumer@paulweiss.com

                            dsicular@paulweiss.com

                            ajdeckelbaum@paulweiss.com

CVS Caremark Corporation

1 CVS Drive

Woonsocket, Rhode Island 028295

Attention:  Douglas Sgarro

Facsimile:  (401) 770-5415

E-Mail Address: dasgarro@cvs.com

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York  10017

Attention:  Louis Goldberg

Facsimile:  212-701-5539

E-Mail Address: louis.goldberg@davispolk.com

If to Parent or to the Company from and after the Effective Time, to:

CVS Caremark Corporation

1 CVS Drive

Woonsocket, Rhode Island 02895

Attention:  Douglas Sgarro

Facsimile:  (401) 770-5415

E-Mail Address: dasgarro@cvs.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York  10017

Attention:  Louis Goldberg

Facsimile:  212-701-5539

E-Mail Address: louis.goldberg@davispolk.com

If to Newco, to:

Universal American Corp.

6 International Drive

Rye Brook, New York 10573-1068

Attention:  Tony Wolk

Facsimile:  (914) 934-2949

E-Mail Address: twolk@universalamerican.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY  10019-6064

Attention: Robert B. Schumer

                 David R. Sicular

                 Ariel J. Deckelbaum

Facsimile:  (212) 757-3990

E-Mail Address:  rschumer@paulweiss.com

                            dsicular@paulweiss.com

                            ajdeckelbaum@paulweiss.com

All such notices or communications shall be deemed to have been delivered and received:  (a) if delivered in person, on the day of such delivery, (b) if by facsimile or electronic mail, on the day on which such facsimile or electronic mail was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the seventh (7th) Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second (2nd) Business Day after the sending thereof.

SECTION 9.4            AMENDMENT; WAIVERThis Agreement shall be binding upon and shall inure to the benefit of the parties and their permitted successors and assigns.  No party may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties, which such parties may withhold in their absolute discretion.  Any purported assignment without such prior written consents shall be void.  Any agreement on the part of a party to waive compliance with any of the covenants or conditions contained in this Agreement shall be valid only if set forth in an instrument in writing signed by such party.  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 9.5            ENTIRE AGREEMENTThis Agreement (and the exhibits hereto), the Merger Agreement, the Separation Agreement, and the Split-Off Agreements contain all of the terms, conditions and representations and warranties agreed to by the parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement.

Section 9.6                CONSOLIDATION, MERGER, ETC.; TERMINATION. SECTION. 11.05(a) and 11.05(b) of the Separation Agreement shall apply to this Agreement as if fully set forth herein.

SECTION 9.7            FURTHER ASSURANCES AND CONSENTS.  In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties will use reasonable best efforts to (a) execute and deliver such further instruments and documents and take such other actions as the other Party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (b) take, or cause to be taken, all actions, and do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement.

SECTION 9.8            SEVERABILITY.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible..

SECTION 9.9             GOVERNING LAW.  This Agreement shall be governed by, and construed in accordance with, the Law of the State of New York, without regard to conflict of law principles thereof.

SECTION 9.10          SUBMISSION TO JURISDICTION; SERVICE.  Each party (a) irrevocably and unconditionally submits to the personal jurisdiction of the federal courts of the United States District Court for the Southern District of New York or any New York State Court sitting in New York City, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in such courts, (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (e) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts.  The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.3 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Section 9.11                   WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12          COUNTERPARTS; EFFECTIVENESS.  This Agreement may be executed in any number of counterparts, as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.  Facsimile signatures or signatures received as a .pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.  This Agreement shall become effective when, and only when, each party shall have received a counterpart signed by all of the other parties.

SECTION 9.13          THIRD PARTY BENEFICIARIES.  This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right.

SECTION 9.14           REMEDIES.  Any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity.  The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

SECTION 9.15          SPECIFIC PERFORMANCE.  The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York or any New York State Court sitting in New York City, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith.  The parties agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at Law.

SECTION 9.16          LIMITATIONS OF LIABILITYNotwithstanding anything in this Agreement to the contrary, no Party shall be liable to an Party for any special, indirect, incidental, punitive, consequential, exemplary, statutorily-enhanced or similar Damages (other than any such Damages awarded to a third party in connection with a Third Party Claim) in excess of compensatory Damages arising in connection with the transactions contemplated by this Agreement or the other Split-Off Agreements

SECTION 9.17           INTERPRETATION.  Unless the express context otherwise requires:

(a)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)           terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)           the terms “Dollars” and “$” mean U.S. dollars;

(d)           references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)           wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f)            references herein to any gender shall include each other gender;

(g)           references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 9.17 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h)           references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i)            with respect to the determination of any period of time, (i) the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and (ii) time is of the essence;

(j)            the word “or” shall be disjunctive but not exclusive;

(k)           references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l)            references herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof;

(m)          the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement; and

(n)           if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

SECTION 9.18          RULES OF CONSTRUCTIONThe parties have participated jointly in negotiating and drafting this Agreement.  If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

UNIVERSAL AMERICAN CORP., a Delaware corporation (formerly known as Universal American Spin Corp.)

By:	/s/ Robert A. Waegelein
Name: Robert A. Waegelein
Title: Executive Vice President

UNIVERSAL AMERICAN CORP., a New York corporation

By:	/s/ Robert A. Waegelein
Name: Robert A. Waegelein
Title: Executive Vice President

CVS CAREMARK CORPORATION

By:	/s/ Carol A. DeNale
Name: Carol A. DeNale
Title: Senior Vice President and Treasurer